Exhibit 99.2

Use of Proceeds

We intend to use the net proceeds of this offering, together with the proceeds from our New Term Loan Facility, to repay borrowings under our existing bank credit facility, which had $421.2 million outstanding as of March 31, 2019, and for general corporate purposes, which could include, in addition to funding operations, repurchases of our common stock, acquisitions and other transactions. Stock repurchases may be effected through one or more private repurchase transactions (which may occur in conjunction with underwritten secondary offerings by one or more of our shareholders), tender offers and/or market or accelerated stock repurchase programs. The amount, timing and terms of any return of capital to shareholders will be determined after this offering and will be based on prevailing market conditions, our financial condition and prospects, our debt and regulatory covenants, our near- and long-term cash requirements and other factors.

Our debt instruments do not limit our ability to make capital expenditures for gaming acquisitions and permit us to make stock repurchases and other restricted payments, subject to specified limitations. See “Description of Notes —Certain Covenants —Restricted Payments.” For analytical purposes, certain of the as adjusted pro forma and pro forma calculations in this offering memorandum are set forth as if we spent $250 million for stock repurchases on a single day and in a single transaction. However, we presently expect to explore returning capital to shareholders in a number of potential ways over a period of time taking into account our actual circumstances, including the factors described in the prior paragraph and may spend less (or more) than that amount over time.

In addition, we intend to initiate paying regular quarterly dividends on our common stock later this year, which we expect to target at an approximately 1% annual yield based on recent trading prices. Using recent trading prices and our number of outstanding common shares, such a dividend would cost approximately $14 million per year.

Summary Unaudited Pro Forma Condensed Combined Financial Data

On March 28, 2019, we closed the acquisition of Dover Downs, and Dover Downs became an indirect wholly-owned subsidiary of Twin River. The following summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Dover Acquisition been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 20 of this offering memorandum. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Selected Historical Consolidated Financial Data of Twin River,” “Selected Historical Consolidated Financial Data of Dover Downs” and “Unaudited Pro Forma Condensed Combined Financial Information” and the related notes.

The following summary unaudited pro forma condensed combined statement of income data for the year ended December 31, 2018 gives effect to the Dover Acquisition as if it was completed on January 1, 2018 and the unaudited pro forma condensed combined balance sheet data gives effect to the Dover Acquisition as if it occurred on December 31, 2018.

In addition, set forth below is certain summary unaudited pro forma as adjusted data, which, in addition to reflecting the Dover Acquisition as described above, also reflects the anticipated impact of this offering and the Concurrent Financing Transactions and the use of proceeds therefrom, and a $250 million return of capital, as if they were completed on January 1, 2018, in the case of statement of income data, and on December 31, 2018, in the case of balance sheet data. For analytical purposes, the summary unaudited pro forma as adjusted data set forth below assumes we spent $250 million for stock repurchases on a single day and in a single transaction. However, we presently expect to explore returning capital to shareholders in a number of potential ways over a period of time taking into account our actual circumstances, including the factors described in this offering memorandum and may spend less (or more) than that amount over time.

In thousands	Pro Forma Year Ended December 31, 2018
Gross gaming revenue(1)	$857,563
Net revenue	534,140
Operating costs and expenses	404,067
Income from operations	130,073
Interest expense, net of amounts capitalized and interest income	(24,852)
Income before provision for income taxes	105,523
Provision for income taxes	(28,563)
Net income	$76,961
Net deemed dividends related to change in fair value of common stock subject to possible redemption	640
Net income applicable to common stockholders	$77,601
Adjusted EBITDA(2)	$193,700

(1)	Gross gaming revenue is net gaming revenue inclusive of the State of Rhode Island’s and State of Delaware’s share of net terminal income, tables games revenue and other gaming revenue, and is reconciled to pro forma net revenue below.

In thousands	Year Ended December 31, 2018
Net Gaming Revenue Twin River	$327,740
Net Gaming Revenue Dover Downs	57,292
Adjustment for the State of Rhode Island share of net terminal income, table games revenue and other gaming revenue(a)	389,203
Adjustment for the State of Delaware share of net terminal income, table games revenue and other gaming revenue(a)	83,328
Pro forma gross gaming revenue	$857,563

(a)	Adjustments made to show pro forma gaming revenue on a gross basis consistent with gross gaming win data provided throughout the gaming industry.

(2)	Our non-GAAP measure Pro Forma Adjusted EBITDA is calculated from pro forma net income (loss) by excluding depreciation, amortization, interest expense and net income taxes, merger and going public expenses, loss associated with Newport Grand land and building disposal, acquisition-related costs associated with announced planned acquisitions in Colorado, pension withdrawal expense, pension audit payment, shared-based compensation expense, non-recurring litigation expenses, legal and financial expenses for strategic review, non-recurring expansion and pre-opening expenses, storm-related repairs and credit agreement amendment expenses. Net Income to Pro Forma Adjusted EBITDA, is reconciled below.

In millions	Pro Forma Year Ended December 31, 2018
Net income	$77.0
Depreciation and amortization	29.8
Provision for income taxes	28.6
Interest expense, net of interest income	24.9
Newport Grand disposal loss(1)	6.5
Pension withdrawal expense(2)	3.7
Expansion and pre-opening expenses(3)	2.7
Non-recurring litigation expenses(4)	1.9
Pension audit payment(5)	1.4
Share-based compensation	(1.2)
Legal & financial expenses for strategic review(6)	0.7
Existing credit agreement amendment expenses(7)	0.5
Acquisition costs(8)	0.2
Storm related repair expense(9)	0.0
Adjusted EBITDA(10)	$176.5
Estimated impact of change in Delaware gaming tax legislation(11)	4.5
Estimated cost synergies for Dover Downs, net(12)	4.7
Estimated annualized EBITDA for Tiverton Casino Hotel(13)	10.0
Estimated impact of closing Newport Grand(14)	(2.0)
Pro forma Adjusted EBITDA	$193.7
Maintenance capital expenditures(15)	$(18.4)
Pro forma Free cash flow	$175.3

(1)	Newport Grand disposal loss represents the loss on the sale of the land and building, write-down of building improvements and write-off of equipment.

(2)	The pension withdrawal expense represents the accrual for the New England Teamsters Multi-employer pension plan withdrawal liability.

(3)	Expansion and pre-opening expenses represent costs incurred for Tiverton Casino Hotel prior to its opening on September 1, 2018.

(4)	Non-recurring litigation expense represents legal expenses incurred by us in connection with certain litigation matters (net of insurance reimbursements).

(5)	Pension audit payments represents a charge for out-of-period unpaid contributions, inclusive of estimated interest and penalties, to one of our multi-employer pension plans.

(6)	Legal and financial expenses for the strategic review include expenses associated with our review of strategic alternatives in 2018.

(7)	Existing credit agreement amendment expenses include costs associated with amendments made to our existing credit agreement.

(8)	Acquisition costs represent costs incurred in 2018 associated with our announced acquisition of three casinos in Black Hawk, Colorado from Affinity Gaming.

(9)	Storm-related repair expenses include costs, net of insurance recoveries, associated with damage from Hurricane Nate at Hard Rock Biloxi.

(10)	See reconciliation of our reported net income to adjusted EBITDA included under “— Summary Historical Consolidated Financial Data of Twin River” and reconciliation of our reported net income to adjusted EBITDA for Dover Downs included under “— Summary Historical Consolidated Financial Data of Dover Downs.”

(11)	Estimated annualized impact of changes in tax legislation that was enacted in Delaware on July 1, 2018. Under this legislation, the VLT tax rate was decreased from 43.5% to 42.5% and could be further reduced to 40.5% based on achievement of certain capital investments, the table game tax rate was decreased from 29.4% to 15.5%, the horseman purse was increased from 10.75% to 11.05% and will be further increased to 11.35% on July 1, 2019 and the gaming license fee was eliminated. Estimated amounts represent management’s best estimates that these pro forma adjustments would have as of the date of this offering memorandum. Actual results may differ materially from these estimates and should not be considered representative of estimates that we have for these items at a future date.

(12)	We anticipate that the Dover Acquisition will result in net estimated annual cost synergies of approximately $3 million per year. These net estimated cost synergies include approximately $2 million of legal, accounting and other expenses that we expect to incur as a public company. Cost synergies are expected to be driven by the elimination of certain corporate overhead redundancies and improved property level efficiencies, with limited incremental costs required to scale operations and integrate Dover Downs. No assurance can be made that we will be able to achieve these cost synergies or when they will be realized, and no such cost synergies have been reflected in “Unaudited Pro Forma Condensed Combined Financial Information.”

(13)	Estimated annualized EBITDA for Tiverton Casino Hotel represents the estimated additional property level EBTIDA for Tiverton by annualizing the 5 months of EBITDA already included in Pro Forma Adjusted EBITDA for the year ended December 31, 2018. No assurance can be made that property level EBITDA for Tiverton would have been as estimated. A number of factors, including, but not limited to, seasonality, variability in costs, including marketing costs, and attendance and fluctuations in quarterly operating results could cause actual annualized EBITDA to be significantly different from the estimated annualized EBITDA disclosed in this offering memorandum.

(14)	Estimated property level EBITDA for Newport Grand included within Adjusted EBITDA for the year-ended December 31, 2018.

(15)	Assumes Twin River 2018 maintenance capex of $11.9 million plus Dover Downs 2018 capex of $4.9 million and run-rate Tiverton maintenance capex of $1.7 million.

In thousands	Pro Forma as of December 31, 2018
Pro Forma Balance Sheet Data
Cash and cash equivalents	$98,444
Total assets	$938,229
Total liabilities	$554,771
Total shareholders’ equity	$383,458

In millions	Pro Forma As Adjusted as of and Year Ended December 31, 2018
Pro Forma As Adjusted Data(1)
Cash and cash equivalents	$107.5
Total net debt(2)	$660.3
Total net secured debt(2)	$310.3
Cash interest expense(3)	$43.8
Free cash flow(4)	$175.3
Total Leverage Ratio(5)	3.6x
Net Leverage Ratio(6)	3.4x
Net Secured Leverage Ratio(6)	1.6x
Ratio of Pro Forma Adjusted EBITDA to cash interest expense	4.4x

(1)	Pro Forma As Adjusted Data, in addition to reflecting the Dover Acquisition as described above, also reflects the anticipated impact of this offering and the Concurrent Financing Transactions and the use of proceeds therefrom, and a $250 million return of capital, as if they were completed on January 1, 2018, in the case of statement of income data, and on December 31, 2018, in the case of balance sheet data.

(2)	Total net debt, a non-GAAP measure, represents total debt net of unrestricted cash and cash equivalents in excess of $67.8 million (which amount reflects our cash for operations). Total net secured debt, a non-GAAP measure, represents total secured debt net of unrestricted cash and cash equivalents in excess of $67.8 million (which amount reflects our cash for operations).

(3)	Cash interest expense, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs as well as the implied interest charges on outstanding balances of deferred purchase consideration.

(4)	Our non-GAAP measure of free cash flow represents Pro forma Adjusted EBITDA less maintenance capital expenditures. Pro forma Adjusted EBITDA (Unaudited) and free cash flow, non-GAAP measures, are reconciled to pro forma net income above.

(5)	Total Leverage Ratio represents the ratio of total debt to Pro Forma Adjusted EBITDA.

(6)	Net Leverage Ratio represents the ratio of total net debt to Pro Forma Adjusted EBITDA. Net Secured Leverage represents the ratio of total net secured debt to Pro Forma Adjusted EBITDA.